                                                                    EXHIBIT 10.5

                                                               LETTER AGREEMENT

                                                               December 23, 1997


Daisytek (Canada) Inc.
35 Valley Wood Drive
Unit #1
Markham, Ontario
L3R 5L9

Attention:   Corporate Secretary

and

Daisytek, Inc.
500 North Central Expressway
Plano, Texas
75074-6763

Attention:   Mr. Thomas Graham

Dear Sirs:

We are pleased to inform you that First Chicago NBD Bank, Canada has approved a revolving credit facility (the "SEGMENT 1 FACILITY") and a foreign exchange facility (the "SEGMENT 2 FACILITY") to Daisytek (Canada) Inc. (the Segment 1 Facility and the Segment 2 Facility are collectively referred to as the "CREDIT FACILITY").

The authorization is subject to the following terms and conditions:


BORROWER:                 DAISYTEK (CANADA) INC. (the "BORROWER")

LENDER:                   FIRST CHICAGO NBD BANK, CANADA (the "BANK").

GUARANTOR:                DAISYTEK, INC. (the "GUARANTOR")

PURPOSE OF
SEGMENT 1
FACILITY:                 To finance working capital for general corporate
                          purposes.


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PURPOSE OF
SEGMENT 2
FACILITY:                 To hedge against foreign exchange rate fluctuations.

SEGMENT 1
FACILITY:                 Committed revolving credit facility of up to a
                          maximum of Cdn $15,000,000 (or the Equivalent Amount in US Dollars) (the "SEGMENT 1 AMOUNT").

                          The Segment 1 Facility is available by way of:

                          1. loans in Canadian Dollars based on the Prime Rate ("PRIME LOANS"),
                          2. the acceptance of bankers' acceptances in Canadian Dollars based on the Discount Rate ("B/AS"),
                          3. loans in Canadian Dollars based on the Cost of Funds ("COF LOANS"),
                          4. loans in US Dollars based on the US Base Rate ("US BASE LOANS"), and
                          5.     loans in US Dollars based on Libor ("LIBOR
                                 LOANS").

                          Each use of the Segment 1 Facility by way of any of the foregoing methods is referred to as a "BORROWING". The maximum amount payable to the holders of any B/A and the principal amount of all Borrowings outstanding shall be used in determining the amount outstanding under the Segment 1 Facility from time to time. Where a Borrowing is available in US Dollars the amount outstanding from time to time shall be determined in Canadian Dollars in accordance with the Currency Conversion provision.

SEGMENT 2
FACILITY:                 Uncommitted foreign exchange facility of up to a
                          maximum notional amount of US$1,000,000 based on the Bank's credit risk exposure determined by the Bank in accordance with its standard practices relating to Hedge Contracts as defined below (the "SEGMENT 2
                          AMOUNT").


                          The Segment 2 Facility is available by way of foreign exchange rate hedging techniques such as currency swaps, foreign exchange forward contracts and foreign exchange options ("HEDGE CONTRACTS").

AVAILABILITY:             The Segment 1 Facility is available subject to the
                          following:

                          During the period (the "REVOLVING PERIOD") starting on the date of this Agreement and ending on July 1, 1999 (the "MATURITY DATE"), the





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                                      -3-

                          Borrower may borrow, repay and reborrow up to the Segment 1 Amount at any time and from time to time, with respect to a Prime Loan or US Base Loan by withdrawing the money in increments of Cdn$10,000, or US$10,000, as applicable, from its Revolvement Accounts, as defined below, and otherwise subject to notice in accordance with Schedule "B".

                          Borrowings outstanding by way of Libor Loans, COF Loans and B/As may only be repaid on their respective maturity dates.

INTEREST
AND FEES:                 The following interest rates and fees apply to the
                          Credit Facility:

                          1.     Segment 1

                                 Prime Loan   - Prime Rate
                                 B/A - Discount Rate + an acceptance fee of
                                   0.65 % per annum
                                 COF Loan   - Cost of Funds + 0.65 % per annum
                                 US Base Loan - US Base Rate
                                 Libor Loan - Libor + 0.65 % per annum

                          2.     Segment 2

                                 Hedge Contracts - rate indicated on issue

                          Prime Loans and US Base Loans

                          The Borrower shall, for value on the first Business Day following each month, pay interest on any Prime Loan in Canadian Dollars and interest on any US Base Loan in US Dollars calculated monthly in arrears at the rates set out above accruing daily on the actual number of days elapsed and based on a year of 365 days. Any change in the rates of interest applicable to any Prime Loan or US Base Loan shall be effective as of the opening of business on the day such change takes place.

                          COF Loans

                          The Borrower shall, for value on each COF Interest Date, pay interest on COF Loans in Canadian Dollars, calculated in arrears at the rates set out above, accruing daily on the actual number of days elapsed and based on a year of 365 days.

                          Libor Loans

                          The Borrower shall, for value on each Libor Interest Date, pay interest on Libor Loans in US Dollars, calculated in arrears at the rates set out above,





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                          accruing daily on the actual number of days elapsed
                          and based on a year of 360 days.

                          Acceptance Fees

                          The Borrower shall pay acceptance fees in Canadian Dollars at the rates set out above in advance on the date of issue of each B/A. Acceptance fees shall be calculated on the face amount of the B/A issued and based on the number of days in the term of such B/A and a year of 365 days.

                          Arrangement Fee

                          The Bank is authorized to collect an arrangement fee of Cdn.$15,000 by way of debit to the Borrower's Revolvement Account, as defined below, following the execution of this Agreement by the Bank and the Borrower.

                          Commitment Fee

                          The Borrower shall pay a Commitment Fee, calculated and payable quarterly in arrears for value on the last Business Day of each quarter until the Maturity Date and on the Maturity Date, of 0.25% per annum on the unborrowed and uncancelled portion of the Segment 1 Amount, accruing daily from and including the date of acceptance of this offer, and based on a year of 365 days.

                          Loan Administration Fee

                          The Borrower shall pay a loan administration fee of US$500 on the first Business Day of each calendar quarter.

                          Miscellaneous

                          The annual rates of interest or fees to which the rates calculated in accordance with the foregoing paragraphs of this Interest and Fees provision are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365 or, in the case of Libor Loans, 360. Interest and fees payable under this provision are payable both before and after any or all of default, demand and judgement.

                          Overdue Payments

                          Any overdue payment in Canadian Dollars shall be deemed to be a Prime Loan with interest payable at the Prime Rate + 3% per annum. Any





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                                      -5-

                          overdue payment in US Dollars shall bear interest payable at the US Base Rate +3%.

EXCHANGE
RATE: If, due to exchange rate changes, the value of Borrowings outstanding under the Segment 1 Facility, when converted to Canadian Dollars, exceeds the Segment 1 Amount, the Borrower shall repay, provide cash cover for or otherwise retire or provide collateral satisfactory to the Bank for outstanding Borrowings to the extent of such excess.

REVOLVEMENT:              The Bank shall establish two accounts:  one
                          denominated in Canadian Dollars and the other in US
                          Dollars (each a "REVOLVEMENT ACCOUNT").  The
                          Revolvement Accounts shall record the Borrower's day to day banking business other than pursuant to this agreement. If the balance in either Revolvement
                          Account:

                          (a) is a credit, the Bank may apply the amount of such credit or any part thereof, rounded to the nearest Cdn$10,000 or US$10,000, as applicable, as a repayment of Borrowings outstanding under Segment 1, or

                          (b) is a debit, the Bank shall make available a Borrowing under Segment 1 by way of Prime Loan or US Base Loan, as applicable, in an amount, rounded to the nearest Cdn$10,000 or US$10,000, as applicable, required to place the Borrower in a minimum net credit position of zero, provided there are sufficient funds available under the Segment 1 Amount.

B/A
CONDITIONS:               Each B/A shall be issued and shall mature on a
                          Business Day in accordance with the following conditions:

                          (a) B/As shall be issued in minimum face amounts of Cdn$100,000 for terms of not less than 30 and not more than 180 days with each issue being for an aggregate face amount of Cdn$1,000,000 or such larger amounts as are whole multiples of Cdn$100,000,

                          (b) the proceeds of a B/A issue shall be credited to the Borrower's account,

                          (c) the Borrower shall, on the day on which a B/A becomes payable only, by no later than noon, pay to the Bank an amount equal to the face amount of such B/A,





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                                      -6-


                          (d) if the Borrower fails to fund a maturing B/A from other sources and has not notified the Bank of the method of Borrowing it intends to use to fund such maturing instrument, then the face amount of such maturing instrument shall be deemed to be a Prime Loan under the Segment 1 Facility as of the maturity date of such instrument, and

                          (e)    B/As shall mature on or before the Maturity
                                 Date.

COF LOAN
CONDITIONS:               The Borrower may borrow by way of COF Loans in
                          minimum amounts of Cdn$1,000,000 or such larger amounts as are whole multiples of Cdn$100,000. The
                          Borrower may select COF Interest Periods and shall notify the Bank of the COF Interest Periods so selected. The COF Interest Period may not be less than 30 days and not more than one year and may not expire after the Maturity Date.


LIBOR LOAN
CONDITIONS:               The Borrower may borrow by way of Libor Loans in
                          minimum amounts of US$1,000,000 or such larger amounts as are whole multiples of US$100,000. The
                          Borrower may select Libor Interest Periods and shall notify the Bank of the Libor Interest Periods so selected. The Libor Interest Period may not be less than 30 days and not more than 180 days and may not expire after the Maturity Date.

                          Indemnity

                          The Borrower shall reimburse the Bank for any loss, cost or expense (including without limitation the cost to the Bank of redeploying funds obtained to fund or maintain any Libor Loan) incurred as a result of:

                          (a) repayments or prepayments relative to Libor Loans effected on other than the last day of a Libor Interest Period applicable to the amount being repaid or prepaid, or

                          (b) failure to draw down a Libor Loan on the requested date.

                          Availability

                          If the Bank determines, which determination is final, conclusive and binding upon the Borrower, that:

                          (a) adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,





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                                      -7-


                          (b)    the making of a Libor Loan has become
                                 impracticable by reason of circumstances which materially or adversely affect the London interbank market,

                          (c) deposits in US Dollars are not available to the Bank in the London interbank market in sufficient amounts in the ordinary course of business for the applicable period to make, fund or maintain a Libor Loan during such period, or

                          (d) the relevant rate of interest referred to in the definition of "Libor" does not accurately reflect the cost to the Bank of funding Libor Loans for the relevant Libor Interest Period, then Libor Loans shall not be available under this Agreement.

                          Illegality

                          If it should become unlawful or prohibited for the Bank to make or maintain Libor Loans, the Libor Loans, together with all accrued but unpaid interest, shall automatically be converted to US Base Loans and the Borrower's ability to borrow by way of Libor Loan shall terminate forthwith, unless such law or prohibition is subsequently withdrawn.

HEDGE
CONTRACT
CONDITIONS:               Each Hedge Contract is subject to documentation in
                          form and substance satisfactory to the Bank.  The
                          Bank may, at its sole discretion, decline to make any particular or all methods of hedging available to the Borrower at any time. If Hedge Contracts are entered into over the telephone, the terms shall be confirmed in writing. The Borrower will indemnify the Bank for and hold it harmless from any loss, cost or expense suffered or incurred by the Bank as a result of acting upon instructions given or agreements made over the telephone with Responsible Officers reasonably believed by the Bank to have been acting on the Borrower's behalf. The foregoing indemnity applies to all instructions given or agreements made with respect to Hedge Contracts, whether such instructions or agreements relate to the Borrower and the Bank only or involve crediting the accounts of third parties.

INCREASED
COSTS: The Borrower shall reimburse the Bank that amount which compensates the Bank for any additional cost, reduction in income or reduction in the Bank's return on capital or assets caused by:





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                                      -8-


                          (a) an imposition of or increase in, or the withdrawal or termination of a previously granted exemption with respect to, any taxes on amounts payable by the Borrower to the Bank under this Agreement other than taxes on the capital or overall net income of the Bank,

                          (b) a regulatory imposition of or increase in reserve, liquidity, cash margin, special deposit, deposit insurance or similar requirements against assets held or deposits in or for the account of, loans by or any other acquisition of funds related to Borrowings under this Agreement,

                          (c) a change in the manner or the extent to which the Bank is required by the Superintendent of Financial Institutions to allocate capital to assets acquired or commitments made pursuant to this Agreement, or

                          (d) the imposition of any other condition with respect to this Agreement by any governmental body or persons acting under the authority of any governmental body, through any law, statute, directive, regulation, request, order, judgement or requirement with which financial institutions operating in Canada are accustomed to or have generally complied, whether or not having the force of law.

                          The Bank shall provide the Borrower with 30 days prior written notice of the Bank's intention to rely on this provision. Such notice will give details of the circumstances giving rise to the Bank's action with copies of any relevant law, directive, regulation, request or requirement, if available.
                          The notice will be accompanied by a certificate signed by an officer of the Bank setting out the manner in which the Bank has calculated any required compensation which shall be, in the absence of manifest error, conclusive evidence of the amount of any compensation required. The Borrower shall pay the Bank the amount of any such required compensation in accordance with the requirements of any such notice. The Bank will use its reasonable best efforts to minimize the effect of any such required compensation on the Borrower's cost of borrowing but any costs or expenses associated with the early termination of any Borrowing are for the account of the Borrower.

REPAYMENT AND
REDUCTION OF
CREDIT
FACILITY:
                          1.     Segment 1 Facility - All outstanding
                                 Borrowings under the Segment 1 Facility shall be repaid in full on the Maturity Date.





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                                      -9-


                          2. The Bank may, without notice, cancel any unused portions of the Segment 2 Amount at any time, from time to time.

CANCELLATION:             Upon 5 Business Days written notice to the Bank, the
                          Borrower may cancel any undrawn portion of the Credit
                          Facility without penalty. Any such cancellation is irrevocable and any portion of the Credit Facility cancelled shall not be reinstated.

EVIDENCE OF
INDEBTEDNESS:             The Bank shall open and maintain accounts and records
                          evidencing the Borrowings and Hedge Contracts made available to the Borrower by the Bank. The Bank shall record the principal amount of such Borrowings, the payment of principal, interest and fees, and all other amounts becoming due to the Bank, including amounts due under Hedge Contracts.

                          The Bank's accounts and records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Bank.

                          The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank account.

                          This provision shall be interpreted as a separate contract between the parties, independent of all other terms of this Agreement and shall remain in full force and effect notwithstanding that this Agreement shall have otherwise ceased to have any force or effect.

CONDITIONS
PRECEDENT:                The effectiveness of this Agreement is subject to and
                          conditional upon the receipt, in form and substance satisfactory to the Bank of:

                          (a)    a duly executed copy of this Agreement,

                          (b) a duly executed Promissory Note given by the Borrowers in favour of the Bank,

                          (c) a duly executed guarantee given by the Guarantor, in favour of the Bank, of the Borrower's obligations under this Agreement (the "GUARANTEE"),

                          (d) an opinion of legal counsel to the Guarantor in respect of the enforceability of the Guarantee,





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                                      -10-


                          (e) an officer's certificate of the Borrower attaching copies of the articles of incorporation, by-laws, directors' resolutions and specimen signatures of the persons authorized to sign this Agreement,

                          (f) an officer's certificate of the Guarantor attaching copies of the articles of incorporation, by-laws, directors' resolutions and specimen signatures of the persons authorized to sign the Guarantee,

                          (g) a signing authorization package of the Bank (banking resolution, signature cards, list of officers and directors) completed by the Borrower,

                          (h) a duly executed foreign exchange forward contract request,

                          (i)    a duly executed B/A undertaking, and

                          (j) a copy of the executed loan agreement between First Chicago NBD Bank and the Guarantor (the "GUARANTOR LOAN AGREEMENT") along with any waivers, extensions or replacement facilities.

                          It shall be a condition precedent to each Borrowing under the Segment 1 Facility and each Hedge Contract under the Segment 2 Facility that no event or condition has occurred which with the giving of notice or lapse of time would constitute an Event of Default.

REPRESENTATIONS
AND
WARRANTIES:               Borrower represents and warrants to the Bank, which
                          representations and warranties are repeated, mutatis mutandis, with each Borrowing and each Hedge Contract that:

                          1a it is a corporation validly incorporated and subsisting under the laws of its jurisdiction of incorporation, and that it is duly registered or qualified to carry on business in all jurisdictions where the nature of its properties, assets or its business makes such registration or qualification necessary and is in compliance in all material respects with applicable laws;

                          2a the execution and delivery of this Agreement has been duly authorized by all necessary actions and does not (i) violate any law, regulation or rule by which it is bound, (ii) violate any provision of its constating documents, by-laws or any unanimous shareholders' agreement to which it is subject, or (iii) result in a breach of, a default under, or the creation of any encumbrance on its properties





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
                                      -11-

                                 and assets or under any agreement or
                                 instrument to which it is a party or by which it or any of its properties and assets may be bound or affected;

                          3a this Agreement constitutes a legal valid and binding obligation of the Borrower subject to bankruptcy, insolvency, winding up, re-organization, moratorium or other laws affecting creditors' rights generally and that equitable remedies such as specific performance and injunction are available at the discretion of the court;

                          4a there are no proceedings that have been commenced or that are pending or threatened which if determined adversely would have a material adverse effect on the business or financial condition of the Borrower or its ability to meet its obligations under this Agreement;

                          5a its income statements and balance sheets for the fiscal quarter ended September 30, 1997 are materially correct and complete in all respects and no material adverse change has taken place in its financial condition since the date of such statements and balance sheets; and

                          6a no event has occurred which constitutes, or which with giving of notice, lapse of time or other condition would constitute, a default having a material adverse effect on its financial condition under or in respect of any agreement, undertaking or instrument to which it or any of its properties or assets may be subject.

REPORTING
REQUIREMENTS:             The Borrower shall provide the Bank with the
                          following statements and reports, each of which shall be signed by an officer of the Borrower or the Guarantor, as applicable:

                          1a Quarterly income statements and balance sheets of the Borrower not later than 60 days subsequent to each quarter-end;

                          2a Annual audited financial statements of the Guarantor not later than 120 days subsequent to each fiscal year-end;

                          3a     Quarterly financial statements of the
                                 Guarantor not later than 60 days subsequent to each quarter end;

                          4a     Quarterly compliance letters from the
                                 Guarantor confirming that it is not in breach of any covenants under any of its Debt; and





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
                                      -12-


                          5a Such other financial information as the Bank may reasonably request.

COVENANTS:                The Borrower covenants and agrees with the Bank,
                          while this Agreement is in effect or any Borrowings or Hedge Contracts are outstanding:

                          1a to pay all sums of money when due under this Agreement as applicable;

                          2a to do or cause to be done all things necessary to keep in full force and effect its corporate existence and all material rights, franchises, licences and qualifications to carry on its businesses or own its properties and assets in each jurisdiction in which it carries on business or owns property or assets from time to time;

                          3a to provide the Bank with copies of all amendments, waivers, extensions or replacement facilities to the Guarantor Loan Agreement;

                          4a to comply in all material respects with all applicable laws required for it to carry on its business;

                          5a to conduct its business in a proper, efficient and business-like manner and maintain its property, plant, and equipment used in the conduct of its business and which is neither obsolete nor unnecessary in a good and workmanlike manner;

                          6a to insure and to keep insured its properties customarily insured by companies carrying on a similar business in similar locations, or owning or operating similar properties, against all risks, including but not limited to business interruption insurance;

                          7a to notify the Bank of any proceedings that are pending, threatened or commenced seeking damages from it in excess of $150,000 in respect of a single proceeding or $500,000 in the aggregate for all such proceedings;

                          8a to give the Bank prompt notice of any Event of Default or any event which, with notice or lapse of time, or both, would constitute an Event of Default;

                          9a to file all material income tax returns which are or will be required to be filed, to pay or make provision for payment of all material taxes (including interest and penalties) which are or will become





                                                                LETTER AGREEMENT
                                 due and payable and to provide adequate
                                 reserves for the payment of any tax the
                                 payment of which is being contested; and

                          10a to maintain a system of accounting established and administered in accordance with GAAP consistently applied and to permit the Bank or its representatives to examine its books and financial records and to discuss its affairs, finances and accounts with the auditors of the Borrower at such reasonable times and as may reasonably be requested by the Bank.

EVENTS OF
DEFAULT: Upon the occurrence of any one or more of the following events ("EVENTS OF DEFAULT") the Bank may, by written notice to the Borrower, declare an Event of Default:

                          (a) the non-payment when due of principal, interest, fee, or any other amounts due under this Agreement;

                          (b) the breach by the Borrower of any provision of this Agreement or any other agreement with the Bank and such breach is not remedied within 15 days after the earlier of: (1) a Responsible Offer of a Daisytek Corporation becoming aware thereof or (2) notice thereof being given by the Bank to the Borrower, provided that the breach is capable of being of being remedied;

                          (c) the breach by the Guarantor of any provision of the Guarantor Loan Agreement or any other agreement with First Chicago NBD Bank and such breach is not remedied within 15 days provided that the breach is capable of being remedied;

                          (d) termination, for any reason, of the Guarantor Loan Agreement;


                          (e) if any representation or warranty made herein or in any document, agreement or certificate delivered pursuant hereto shall be false or inaccurate in any material respect;

                          (f) if a distress or execution or any similar process be levied or enforced against any material property or assets of the Borrower or the Guarantor having an aggregate market value of $100,000 or more unless such distress or execution is being contested in good faith by appropriate legal proceedings and the person levying or enforcing the distress or execution is stayed during the course of such proceedings;





                                                                LETTER AGREEMENT

                          (g)    if Borrower or Guarantor:

                                 (1)   institutes proceedings for its
                                       winding-up, liquidation, or dissolution
                                       or consents to the filing of any
                                       petition with respect thereto including, without limitation, taking any action in furtherance of the foregoing under the Winding- Up Act (Canada) or its incorporating statute or similar act applicable to it in any applicable jurisdiction,

                                 (2)   files a notice, plan, petition, answer
                                       or consent seeking reorganization,
                                       readjustment, arrangement, composition
                                       or similar relief under any applicable
                                       law or consents to the filing of any
                                       such plan or petition or to the
                                       appointment of a receiver, liquidator,
                                       trustee or similar officer of itself or
                                       any part of its property, including,
                                       without limitation, taking or consenting to others taking any action pursuant to the Bankruptcy and Insolvency Act (Canada), or the Companies' Creditors Arrangement Act (Canada),

                                 (3)   makes an assignment for the benefit of
                                       creditors,

                                 (4)   is unable or admits in writing its
                                       inability to pay its Debts as they
                                       become due or otherwise acknowledges its insolvency, or

                                 (5)   is deemed for the purposes of any
                                       applicable law to be insolvent,

                                 or takes any action in furtherance of any of the foregoing;

                          (h) if, with respect to Borrower or Guarantor or both of them, any third party:

                                 (1)   makes any application under the
                                       Companies' Creditors Arrangement Act
                                       (Canada), or similar act applicable to
                                       it in any jurisdiction,

                                 (2)   files a proposal and/or notice of
                                       intention to file a proposal under the
                                       Bankruptcy and Insolvency Act (Canada)
                                       or similar act applicable to it in any
                                       jurisdiction,

                                 (3) institutes a winding-up proceeding under the Winding-Up Act (Canada), any relevant incorporating statute or any similar act applicable to it in any jurisdiction, or





                                                                LETTER AGREEMENT

                                 (4) presents a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or similar act applicable to it in any jurisdiction,

                                 (each of which shall be treated as a default hereunder) and if any such application, filing, proceeding or petition is not dismissed, stayed or withdrawn within 30 days of the Borrower or Guarantor, as applicable, receiving notice or otherwise having knowledge of the institution thereof or if relief is granted or judgement entered to or in favour of any third person in respect of any such application, filing, proceeding or petition; or

                          (i) the seizure of all or any material part of the Borrower's or Guarantor's assets by any creditor or creditor's representative, including without limitation, a privately appointed receiver or sheriff.

                          Upon the declaration of an Event of Default, the ability of the Borrower to make further Borrowings or Hedge Contracts under the Credit Facility shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Borrowings and Hedge Contracts outstanding under the Credit Facility to be immediately due and payable. The Borrower shall immediately pay to the Bank all amounts outstanding under Credit Facility.

INDEMNITY:                The Borrower shall indemnify the Bank from and
                          against all losses, damages, expenses and liabilities which the Bank sustains or incurs as a consequence of any default by the Borrower under any of the provisions of this Agreement or any misrepresentation by the Borrower contained in, or delivered in writing in connection with, this Agreement.

SCHEDULES:                The Schedules attached to this Agreement are
                          incorporated in this Agreement by reference as if set out in full herein.

WHOLE
AGREEMENT:                This Agreement and any agreements delivered pursuant
                          to or referenced in this Agreement constitute the whole and entire agreement between the parties and cancel and supersede any prior agreements including undertakings, declarations or representations, written or verbal, in respect of the Credit Facility.

EXPENSES:                 The Borrower shall pay the reasonable fees
                          (including, but not limited to, all fees of the Bank's counsel on a solicitor and client basis) and expenses incurred by the Bank in connection with the preparation, negotiation,





                                                                LETTER AGREEMENT
                          documentation and operation of the Credit Facility whether or not any amounts are advanced under the Credit Facility.

CURRENCY
CONVERSION:               If, for the purpose of obtaining judgement in any
                          court, determining the amount outstanding under this Agreement or for any other purpose, it is necessary to convert an amount in one currency (the "ORIGINAL
                          CURRENCY") into another currency (the "SECOND
                          CURRENCY"), the Equivalent Amount of the Second
                          Currency shall be used. If the conversion relates to a judgement, the conversion shall be performed as of the date 2 Business Days preceding that on which judgement is given. For all other purposes, the conversion shall be performed as of the date and time of determination.

                          The Borrower agrees that any obligations in respect of any Original Currency due from it to the Bank shall, notwithstanding any judgement or payment in any Second Currency, be discharged only to the extent that, on the Business Day following receipt of any sum so paid or adjudged to be due in the Second Currency, the Bank may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid or so adjudged to be due; and if the amount of the Original Currency so purchased is less than the amount of the Original Currency due to the Bank, the Borrower agrees, as a separate obligation and notwithstanding any such payment or judgement, to pay the Bank the amount of the Second Currency required to purchase the amount of the Original Currency necessary to make up such difference on such date together with interest (at the Prime Rate per annum) and expenses (including legal fees on a solicitor and client basis) from such date to the date of payment.

NO DEDUCTION:             All payments to be made by the Borrower under this
                          Agreement shall be made in full, without any set-off or counterclaim whatsoever.

GROSSING-UP
FOR TAXES:                If at any time the Borrower is required to make any
                          deduction or withholding in respect of Taxes, excluding Taxes on income, from any payment due under this Agreement for the account of the Bank, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Bank against any losses or costs incurred by reason of any failure of the Borrower to make any such deduction or withholding or by





                                                                LETTER AGREEMENT
                          reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts
                          (if any) paid or payable in respect of any deduction or withholding as aforesaid.

ASSIGNMENT
AND
PARTICIPATION:            This Agreement shall be binding upon and enure to the
                          benefit of the Bank and the Borrower and their respective successors and permitted assigns. The
                          Bank may assign or transfer its rights, benefits and obligations under the Credit Facility to any other financial institution ("ASSIGNEE") subject to the prior consent of the Borrower, which consent shall not be unreasonably withheld. After any such assignment or transfer, the term "Bank" as used in this Agreement with respect to the Credit Facility
                          (as appropriate) shall be deemed to be the Assignee to the extent of its interest.

                          The Bank may sell participation in the Credit Facility to any third party, provided that no such participant shall have any rights under this Agreement as against the Borrower.

                          In assigning, transferring or participating all or any part of its rights or obligations as aforesaid, the Bank may reveal to potential Assignees or participants all or any information regarding the Borrower or the Guarantor and their Subsidiaries as the Bank deems necessary or desirable.

                          The Borrower may not assign any of its rights under this Agreement.

GAAP: Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with GAAP, consistently applied.

SEVERABILITY:             If any provision of this Agreement is or becomes
                          prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions.

GOVERNING
LAW: This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein and the parties attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.





                                                                LETTER AGREEMENT

COUNTERPARTS:             The parties may sign this Agreement in any number of
                          counterparts, all of which taken together and when delivered to the Bank shall constitute one and the same instrument.

If the above terms and conditions are acceptable to you, as they are to the Bank, please sign and return the enclosed acknowledgement copy of this letter no later than December 31, 1997. This offer supersedes any previous offers of credit.

Sincerely,

                                       Acknowledged by:

FIRST CHICAGO NBD BANK, CANADA,  as    DAISYTEK (CANADA) INC., as Borrower
the Bank


By:                                    By: /s/ [ILLEGIBLE]
   --------------------------------       ------------------------------------
Name:                                  Name:   [ILLEGIBLE]
Title:                                 Title:  VP Admin
                                       Date:   12-31-97


By:                                    By: /s/ SUZANNE BARRETTE
   --------------------------------       ------------------------------------
Name:                                  Name:   Suzanne Barrette
Title:                                 Title:  Secretary
                                       Date:   December 31, 1997

                                       DAISYTEK, INC., as Guarantor

                                       By: /s/ [ILLEGIBLE]
                                          ------------------------------------
                                       Name:   [ILLEGIBLE]
                                       Title:  VP Admin
                                       Date    12-31-97

                                       By:
                                          ------------------------------------
                                       Name:
                                       Title:

                                                               LETTER AGREEMENT

                                   SCHEDULE A

                                  DEFINITIONS

"BUSINESS DAY" means a day, excluding Saturday, Sunday, and any other day which shall be in the City of Toronto a legal holiday or a day on which banking institutions are closed and, with respect to a Libor Loan, "Business Day" means a day with the foregoing characteristics which is also a day on which dealings in US Dollar deposits by and between leading banks in the London interbank market may be conducted.

"CANADIAN DOLLARS" and "CDN$" and "$" each means lawful money of Canada.

"COF INTEREST DATE" means the last day of each COF Interest Period and, if the Borrower selects a COF Interest Period longer than 90 days, the COF Interest Date shall also be the date falling every 90 days after the beginning of such COF Interest Period.

"COF INTEREST PERIOD" means, with respect to a COF Loan, the initial period (subject to availability) as selected by the Borrower in accordance with the terms hereof commencing with the date on which a COF Loan is made and thereafter each successive period commencing on the last day of the immediately prior COF Interest Period.

"COST OF FUNDS" means the Bank's cost of funds as determined by it in accordance with its usual practice.

"DAISYTEK CORPORATION" means Daisytek (Canada) Inc. or Daisytek, Inc.

"DEBT" means (a) indebtedness for borrowed money or for the deferred purchase price of goods or services (including trade obligations), (b) obligations under leases which are or should be, in accordance with GAAP, reported as capital leases, (c) obligations under letters of credit or guarantees or indemnities given in connection therewith, whether issued for the benefit of the Borrower or another or others, (d) obligations arising pursuant to bankers' acceptance facilities, (e) all other contingent obligations such as, without limitation, guarantees, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), obligations to purchase assets and obligations to make advances or otherwise provide financial assistance to any other entity.

"DISCOUNT RATE" means the percentage discount rate of the Bank calculated on the basis of a year of 365 days, which it would, in accordance with normal practices at or about 10:30 a.m. on the date of drawdown of the B/A, be prepared to purchase bankers' acceptances accepted by it as having a comparable face value and an identical issue and maturity date to the face value and issue and maturity date of such B/A.

"EQUIVALENT AMOUNT" means, with respect to any given amount of any currency, the amount of any other currency required to purchase that amount of the first currency through the Bank in Toronto in accordance with the Bank's usual procedures.

"GAAP" means generally accepted accounting principles as applied in Canada.




                                    A - 1                       LETTER AGREEMENT

"LIBOR" means, with respect to each Libor Interest Period, the average rates of interest, rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%), at which the Bank, in accordance with its normal practice, would be prepared to offer US Dollar deposits to leading banks in the London interbank market for delivery on the first day of such Libor Interest Period for a period comparable to such Libor Interest Period based on the number of days comprised therein, in aggregate amount comparable to the amount of the Libor Loan to which such Libor Interest Period relates, at or about 11:00 a.m. (Toronto time) 2 Business Days prior to the first day of such Libor Interest Period, (the "INTEREST DETERMINATION DATE").

"LIBOR INTEREST DATE" means the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period longer than 90 days, the Libor Interest Date shall also be the date falling every 90 days after the beginning of such Libor Interest Period.

"LIBOR INTEREST PERIOD" means, with respect to a Libor Loan, the initial period (subject to availability) as selected by the Borrower in accordance with the terms hereof commencing with the date on which a Libor Loan is made and thereafter each successive period commencing on the last day of the immediately prior Libor Interest Period.

"PRIME RATE" means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans in Canada.

"RESPONSIBLE OFFICER" means the Chief Executive Officer Chief Financial Officer, Vice President Finance, Treasurer, Chief Accounting Officer, Director of Cash Management and Corporate Controller.

"SUBSIDIARY" means a corporation which the Borrower, alone or together with any other Subsidiary or Subsidiaries, controls, whether by way of direct ownership or control of the corporation or corporations having direct ownership (such control being derived from direct or indirect share ownership, contract or otherwise) voting securities of the first mentioned corporation carrying at least 51% of the votes for the election of the directors of such corporation.

"TAXES" means all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with any interest thereon and penalties in respect thereof.

"US BASE RATE" means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on US Dollar commercial loans made in Canada.

"US DOLLARS" and "US$" each means lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.




                                    A - 2                       LETTER AGREEMENT

                                   SCHEDULE B

                              NOTICE REQUIREMENTS


                          LIBOR LOANS

                          Prior Notice

                          by 10:00 a.m. on the Interest Determination Date



                          B/AS, COF LOANS, PRIME LOANS AND US BASE LOANS*

                          PRIOR NOTICE

                          BY 10:00 A.M. ON THE DAY OF DRAWDOWN


--------------------
        *With respect to Prime Loans and US Base Loans, notice is required only for those drawdowns not made by way of cheques on the Revolvement Accounts.





                                    B - 1                       LETTER AGREEMENT

                                                             CONTINUING GUARANTY
--------------------------------------------------------------------------------

GUARANTY: To induce FIRST CHICAGO NBD BANK, CANADA (the "Bank"), of 161 Bay Street, #4240, Toronto, Ontario M5J 2S1 at its option, to make loans, extend or continue credit or some other benefit, including letters of credit and foreign exchange contracts as set out in the loan agreement date December 23, 1997, as amended, extended or replaced from time to time, whether several, joint or joint and several (referred to collectively as "Liabilities"), to Daisytek (Canada) Inc. and its successors (the "Borrower").

                                        (Name of Borrower)

and because the undersigned (the "Guarantor") has determined that executing this Guaranty is in its interest and to its financial benefit, the Guarantor absolutely and unconditionally guaranties to the Bank, as primary obligor and not merely as surety, that the Liabilities will be paid when due, whether by acceleration or otherwise. The Guarantor will not only pay the Liabilities, but will also reimburse the Bank for accrued and unpaid interest, and any expenses including reasonable attorneys' fees, that the Bank may pay in collecting from the Borrower or the Guarantor and for liquidating any collateral.

LIMITATION: The Guarantor's obligation under this Guaranty is UNLIMITED. Notwithstanding the foregoing, if these blank lines are completed, regardless of the amount of Liabilities outstanding at any time, the Guarantor's obligation under this Guaranty shall not exceed the principal amount of Fifteen Million Canadian Dollars (CAD$15,000,000), plus interest, expenses, fees, and any additional amount relating to exposure under a US$1 million foreign exchange credit facility.

CONTINUED RELIANCE: The Bank may continue to make loans or extend credit to the Borrower based on this Guaranty until it receives written notice of termination from the Guarantor. That notice shall be effective at the opening of the Bank for business on the day after receipt of the notice. If terminated, the Guarantor will continue to be liable to the Bank for any Liabilities created, assumed or committed to at the time the termination becomes effective, and all subsequent renewals, extensions, modifications and amendments of the Liabilities.

INCORPORATION: (This paragraph applies if the blanks are filled in.) The Guarantor agrees that so long as any Liability remains outstanding, the covenants and events of default set forth in the Loan Agreement dated December 23, 1997 between Texas Commerce Bank National Association, State Street Bank and Trust Company, and the Guarantor, as amended (the "Agreement"), are incorporated by reference. Those covenants and events shall remain in force until this Guaranty is no longer in force, notwithstanding any termination of the Agreement.

NEGATIVE PLEDGE: The Guarantor will not allow any lien to exist on any of its property, except liens known to the Bank and existing on the date of this Guaranty, and new liens which, in aggregate, total less than US$7,000,000.

     For purposes of the following paragraphs, "any collateral" shall include the Guarantor's Collateral and any other collateral securing the Liabilities.

ACTION REGARDING BORROWER: The Bank may take any action against the Borrower, any collateral, or any other person liable for any of the Liabilities. The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release any collateral, and need not perfect a security interest in any collateral. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on any collateral or right of set-off. If the Borrower requests more credit or any other benefit, the Bank may grant it and the Bank may grant renewals, extensions, modifications and amendments of the Liabilities and otherwise deal with the Borrower or any other person as the Bank sees fit and as if this Guaranty were not in effect. The Guarantor's obligations under this Guaranty shall not be released or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets, or (c) any change in the composition or structure of the Borrower or Guarantor, including a merger or consolidation with any other person or entity.

NATURE OF GUARANTY: This Guaranty is a guaranty of payment and not of collection. Therefore, the Bank may insist that the Guarantor pay immediately, and the Bank is not required to attempt to collect first from the Borrower, any collateral, or any other person liable for the Liabilities. The obligation of the Guarantor shall be subject to no conditions of any kind, and shall be absolute, regardless of the unenforceability of any provision of any agreement between the Borrower and the Bank, or the existence of any defense, setoff or counterclaim which the Borrower may assert.

OTHER GUARANTORS: If there is more than one Guarantor, their obligations under this Guaranty shall be joint and several. In addition, each Guarantor shall be jointly and severally liable with any other guarantor of the Liabilities. If the Bank elects to enforce its rights against less than all guarantors of the Liabilities, that election shall not release Guarantor from its obligations under this Guaranty. The compromise or release of any of the obligations of any of the other guarantors or the Borrower shall not serve to waive, alter or release the Guarantor's obligations. This Guaranty is not conditioned or anyone else executing this or any other guaranty.

WAIVER OF SUBROGATION: The Guarantor expressly waives any and all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security or any other claim (including and claim, as that term is defined in the federal Bankruptcy Code, and any amendments) which the Guarantor may now have or later acquire against the Borrower, any other entity directly or contingently liable for the Liabilities or against the Collateral, arising, from the existence or performance of the Guarantor's obligations under this Guaranty until such time as the Liabilities have been repaid in full.

The Guarantor further agrees that should any payments to the Bank on the Liabilities be in whole or in part invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, this Guaranty and any Collateral shall remain in full force and effect (or be reinstated as the case may be) until payment in full of any such amounts, which payment shall be due on demand.

WAIVERS: The Guarantor waives any right it may have to receive notice of the following matters before the Bank enforces any of its rights: (a) the Bank's acceptance of this Guaranty, (b) any credit that the Bank extends to the Borrower, (c) the Borrower's default, (d) any demand, or (e) any action that the Bank takes regarding the Borrower, anyone else, any collateral, or any Liability, which it might be entitled to by law or under, any other agreement. Any waiver shall affect only the specific terms and time period stated in the waiver. The Bank may waive or delay enforcing any of its rights without losing them. No modification or waiver of this Guaranty shall be effective unless it is in writing and signed by the party against whom it is being enforced.

REPRESENTATIONS BY GUARANTOR: Each Guarantor represents: (a) that the execution and delivery of this Guaranty and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority, or any third party; that this Guaranty is a valid and binding agreement, enforceable according to its terms, and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Guarantor, if other than a natural person, further represents: (a) that it is duly organized, existing and in good standing under the laws where it is organized; and (b) that the execution and delivery of this Guaranty and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and
(iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement governing its affairs.

NOTICES: Notice from one party to another relating to this Guaranty shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number of facsimile number set forth under its name by any of the following means: a) hand delivery, b) registered or certified mail, postage prepaid, with return receipt requested, c) first class or express mail, postage prepaid, d) Federal Express, Purolator Courier or like overnight courier service, or (c) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. Notwithstanding, the foregoing, notice of termination of this Guaranty shall be deemed received only upon the receipt of actual written notice by the Bank in accordance with the paragraph above labelled "Continued Reliance."

LAW AND JUDICIAL FORUM THAT APPLY: This agreement is governed by Illinois law. The Guarantor agrees that any legal action or proceeding against it with respect to any of its obligations under this Guaranty may be brought in any state or federal court located in the State of Illinois, as the Bank in its sole discretion may elect. By the execution and delivery of this Guaranty, the Guarantor submits to and accepts, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts. The Guarantor waives any claim that the State of Illinois is not a convenient forum or the proper venue for any such suit, action or proceeding.

FOREIGN CURRENCY: (This paragraph applies if the blanks are filled in.) This Guaranty arises in the context of an international transaction, and the specification of payment in the following currency
CANADIAN DOLLARS____________________________________________________________
                                        (Name of Currency)

("Foreign Currency") at TORONTO, CANADA__________________("Conversion Location")
                                       (City and Country)

is of the essence. The Foreign Currency shall be the currency of account and payment under this Guaranty. The obligation of the Guarantor shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the Foreign Currency and transfer to the Conversion Location under normal banking procedure, does not yield the amount of Foreign Currency due under this Guaranty.

MISCELLANEOUS: The Guarantor's liability under this Guaranty is independent of its liability under any other guaranty previously or subsequently executed by the Guarantor or any one of them, singularly or together with others, as to all or any part of the Liabilities, and may be enforced for the full amount of this, Guaranty regardless of the Guarantor's liability under any other guaranty. This Guaranty is binding on the Guarantor's heirs, successors and assigns, and will operate to the benefit of the Bank and its successors and assigns. The use of headings shall not limit the provisions of this Guaranty. All discussions and documents arising between this Guaranty and the last guaranty signed by the Guarantor as to the Borrower are merged into this Guaranty.

WAIVER OF JURY TRIAL: The Bank and the Guarantor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Guaranty or any related instrument or agreement, or any of the transactions contemplated by this Guaranty, or any course of conduct, dealing, statement (whether oral or written), or actions of either of them. Neither the Bank nor the Guarantor shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Guarantor except by a written instrument executed by both of them.

Dated: December 31, 1997                                              GUARANTOR:

                                             DAISYTEK, INC.

Address:                                     /s/ THOMAS J. MUDDEN
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